Exhibit 5
[FAEGRE & BENSON LETTERHEAD]
October 16, 2006
Digi International Inc.
11001 Bren Road East
Minnetonka, Minnesota 55343
Ladies and Gentlemen:
     In connection with the proposed registration under the Securities Act of 1933, as amended, of 1,676,451 shares of Common Stock, par value $.01 per share, of Digi International Inc., a Delaware corporation (the “Company”), proposed to be sold by selling stockholders of the Company, we have examined such corporate records and other documents, including the Registration Statement on Form S-3, dated the date hereof, relating to such shares (the “Registration Statement”), and have reviewed such matters of law as we have deemed necessary for this opinion, and we advise you that in our opinion:
     1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.
     2. The shares of Common Stock proposed to be sold by the selling stockholders named in the Registration Statement are, and when sold as contemplated in the Registration Statement will be, legally issued, fully paid and non-assessable.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm wherever appearing therein.

Very truly yours, FAEGRE & BENSON LLP
By:	/s/ James E. Nicholson
James E. Nicholson, Partner